As filed with the Securities and Exchange Commission on February 28, 2006
Registration No. 333-
Post-Effective Amendment No. 1 to Registration No. 333-126071

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COMMERCIAL NET LEASE REALTY, INC.
(Exact name of registrant as specified in its charter)

Maryland	56-14331377
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

Kevin B. Habicht
Chief Financial Officer
450 S. Orange Avenue, Suite 900	450 S. Orange Avenue, Suite 900
Orlando, Florida 32801	Orlando, Florida 32801
(407) 265-7348	(407) 265-7348
(Address, including zip code, and telephone number, including	(Name, address, including zip code, and telephone
area code, of registrant’s principal executive offices)	number, including area code, of agent for service)
With a copy to:
Jeffrey B. Grill, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202) 663-8000

          Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered(1)(3)	Per Share(2)	Offering Price(2)	Registration Fee(2)(3)
Common Stock, par value $.01 per share	12,000,000	$ 22.51	$ 270,120,000	$28,903

(1)	Plus such additional number of shares as may be required in the event of a share dividend, reverse share split, split-up, recapitalization or other similar event. Pursuant to Rule 429 under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low reported sales prices for the registrant’s common stock, as reported on The New York Stock Exchange on February 21, 2006.

(3)	Does not include an additional 191,394 shares of common stock previously registered under Registration Statement No. 333-126071. A registration fee of $458 was previously paid with respect to such amount. Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus included herein also relates to Registration Statement No. 333-126071.

INTRODUCTORY STATEMENT NOT FORMING PART OF PROSPECTUS
          Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to the registration statement on Form S-3, Registration No. 333-126071, previously filed by the Registrant with the Securities and Exchange Commission on June 23, 2005.

PROSPECTUS
COMMERCIAL NET LEASE REALTY, INC.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
12,191,394 Shares of Common Stock
          Our dividend reinvestment and stock purchase plan provides an economical and convenient way for current stockholders and other interested new investors to invest in our common stock. Through participation in the plan, you will have the opportunity to:
•	Arrange to have dividends on all or a portion of your shares of common stock reinvested in common stock at a discount (currently 1%).

•	Make optional cash payments of $100 to $10,000 per month to purchase common stock at market price.

•	Make automatic monthly investments of $100 to $10,000 by authorizing automatic deductions from your banking or checking accounts to purchase shares of common stock at market price.

•	In some instances, subject to our approval, make optional cash payments in excess of $10,000 to purchase common stock, at a discount of 0% to 5% as we determine in our sole discretion.
Our shares of common stock are quoted on the New York Stock Exchange under the symbol “NNN.” On February 27, 2006, the closing sales price of our common stock as reported on the New York Stock Exchange was $22.90 per share.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is February 28, 2006.

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the Commission’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for a complete description. You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document.
          References to “we,” “us” or “our” refer to Commercial Net Lease Realty, Inc. and its directly or indirectly owned subsidiaries and joint ventures, unless the context otherwise requires.
-i-

SUMMARY OF THE PLAN
          The following summary of our dividend reinvestment and share purchase plan may omit information that may be important to you. You should carefully read the entire text of the plan contained in this prospectus before you decide to participate in the plan.

Participation:	Participation in the plan allows you to purchase our common stock, in some cases, at a discount from the market price of the stock.

Enrollment if You Own Shares of Stock:	You can participate in the plan if you currently own our common stock by submitting a completed authorization form to the plan’s administrator, Wachovia Bank, N.A. You may obtain an authorization form from the plan administrator or by completing the enrollment procedures specified on the website of the plan administrator at www.wachovia.com/equityassistlogin. You may participate directly in the plan only if you hold common stock in your own name. If you hold shares through a brokerage or other custodial account, you may arrange to have your broker or other custodian participate on your behalf.

Initial Investment if You Do Not Own Shares of Stock:	If you do not own any common stock, you can participate in the plan by making an initial investment in shares of common stock through the plan, with a minimum initial investment of $100 at market price and without paying fees.

Reinvestment of Dividends:	You can reinvest your cash dividends on some or all of your common stock. You will be able to purchase additional shares of common stock by reinvesting your dividends at a discount (currently 1%) and without paying fees. Stock purchased under the plan will be purchased on the “investment date” in each month. The investment date for stock purchased pursuant to dividend reinvestments generally will be the quarterly dividend payment date declared by our Board of Directors. To commence dividend reinvestments for any particular quarterly dividend, the plan administrator must receive a completed authorization form at least one business day before the record date for such quarterly dividend. We may offer a discount of up to 5% of the average of the high and low sales prices of the common stock on the applicable investment date.

Optional Cash Payments:	After you enroll in the plan, you can buy common stock at market price without paying fees. You can invest a minimum of $100 to a maximum of $10,000 in any one month. The investment date for stock acquired pursuant to optional cash payments will generally be the 15th of each month or, if such date is not a business day, the second business day thereafter. The deadline for submitting optional cash payments is two business days before the relevant investment date. Payment may be by check or money order. We may offer a discount of up to 5% of the average of the high and low sales prices of the common stock on the applicable investment date. See “Purchase Price” below.

Waivers of Maximum Monthly Limit on Optional Cash Payments:	Under some circumstances, we may approve a written request to waive the $10,000 per month limit on optional cash payments. These requests must be submitted to us by facsimile at least four business days prior to the deadline for submitting optional cash payments. We will accept or reject the request no later than two business days prior to the deadline for submitting optional cash payments. If we grant the waiver, you must submit our written waiver along with payment no later than the deadline for submitting optional cash payments.

Source of Shares:	The administrator of the plan will purchase common stock in one of the following ways: (i) directly from us as newly issued common stock, or (ii) from parties other than us, either in the open market or in privately negotiated transactions.

Purchase Price:	The purchase price of common stock under the plan depends on how you purchase the stock and on whether we issue new shares of common stock to you or the plan obtains your shares of common stock by purchasing them in the open market.

Reinvested Dividends and Optional Cash Payments of $10,000 or Less	Purchased from Us: With respect to reinvested dividends, the purchase price for common stock that the plan administrator purchases directly from us initially will be 99% of the market price of the common stock. With respect to optional cash payments of $10,000 or less, the purchase price for common stock that the plan administrator purchases directly from us initially will be 100% of the market price of the common stock. We determine the market price of the common stock by taking the average of the daily high and low sales prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date. With respect to reinvested dividends, the discount from the market price for common stock that the plan administrator purchases directly from us may be changed by us from time to time, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days prior written notice of any change in this discount. With respect to optional cash payments of $10,000 or less, we may offer a discount to the market price for common stock that the plan administrator purchases directly from us, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.

Purchased from Parties Other than Us: The purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions. If you are a participant in the plan during a time when we are offering a discount from the market price for common stock purchased directly from us, you will be provided with at least 30 days” prior written notice of a purchase from parties other than us.

Optional Cash Payments Greater than $10,000:	Purchased from Us: The purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock less a discount that we may elect to offer in connection with a waiver of the $10,000 limit, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. The market price for optional cash payments in excess of $10,000 is determined in the same manner as for optional cash payments of less than $10,000, except that we may set a threshold price that the average of the daily high and low prices of our common stock on the New York Stock Exchange over a period of five trading days preceding the relevant investment date must exceed. We will set the threshold price and the applicable discount, if any, five business days before the deadline for submitting optional cash payments. Written notice of the threshold price and the applicable discount at any time will not be provided to you. You must call our Investor Relations department at 800-666-7348 to obtain the threshold price and applicable discount, if any.

Purchased from Parties Other than Us: The purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions.

Tracking Your Investment:	You will receive periodic statements of the transactions made in your plan account. These statements will provide you with details of the transactions and will indicate the share balance in your plan account.

Administration and Plan Administrator:	Wachovia Bank, N.A. initially will serve as the plan administrator of the plan. You should send all correspondence with the administrator to:

Wachovia Bank, N.A.
Shareholder Services Group
1525 West W.T. Harris Blvd., 3C3
Charlotte, North Carolina 28262-8522

Please mention Commercial Net Lease Realty, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 800-829-8432 or contact the plan administrator via the Internet at www.wachovia.com/equityassistlogin.
          You may also request that any or all shares held in the plan be sold by the plan administrator on your behalf for a nominal fee. This fee, any brokerage costs and any applicable stock transfer taxes on the sale of such shares all will be deducted by the plan administrator, and the balance will be sent to you.
FORWARD-LOOKING STATEMENTS
          Statements contained in this prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Also, when we use any of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” or similar expressions, we are making forward-looking statements. Forward-looking statements in this prospectus include statements regarding the security of our rental income and our leases, possible property acquisitions and dispositions, our access to capital, expansion of our portfolio, our ability to pay distributions, policies and plans regarding investments, our tax status as a real estate investment trust and the ability of our properties to compete effectively. In part, we have based these forward-looking statements on possible or assumed future results of our operations. These are forward-looking statements and not guaranteed. They are based on our present intentions and on our present expectations and assumptions. These statements, intentions, expectations and assumptions involve risks and uncertainties, some of which are beyond our control, that could cause actual results or events to differ materially from those we anticipate or project, such as:
•	the ability of our tenants to make payments under their respective leases, including our reliance on certain major tenants and our ability to re-lease properties that are currently vacant or that become vacant;

•	our ability to locate suitable tenants for our properties;

•	changes in real estate market conditions;

•	the inherent risks associated with owning real estate (including: local real estate market conditions, governing laws and regulations and illiquidity of real estate investments);

•	our ability to sell properties at an attractive price;

•	the ability of borrowers to make payments of principal and interest under structured finance investments we make to such borrowers;

•	our ability to gain access to the underlying collateral for any structured finance investments to borrowers;

•	our ability to repay debt financing obligations;

•	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;

•	our continued ability to raise capital through the issuance of debt or equity;

•	the availability of other debt and equity financing alternatives;

•	market conditions affecting our equity capital;

•	changes in interest rates under our current credit facilities and under any additional variable rate debt arrangements that we may enter into in the future;

•	our ability to be in compliance with certain debt covenants;

•	changes in the fair market value of mortgage residual interests;

•	changes in default rates or prepayment rates of mortgage loans underlying mortgage residual interests; or other changes in the assumptions used to determine the value of these interests;

•	the reliability of prior loan underwriting documents and acts related to the mortgage loans underlying the mortgage residual interests;

•	the loss of any member of our management team;

•	our ability to successfully implement our selective acquisition strategy or to fully realize the anticipated benefits of renovation or development projects;

•	our ability to integrate acquired properties and operations into existing operations;

•	our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	changes in general economic conditions;

•	changes in federal or state tax rules or regulations that could have adverse tax consequences; and

•	our ability to qualify as a real estate investment trust for federal income tax purposes.
          You should not place undue reliance on these forward-looking statements, as events described or implied in such statements may not occur. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.
COMMERCIAL NET LEASE REALTY
     We are a fully integrated real estate investment trust (“REIT”) for federal income tax purposes, formed in 1984. Our operations are divided into two primary business segments: (i) investment assets, including real estate assets, structured finance investments and mortgage residual interests, and (ii) inventory real estate assets (“Inventory Assets”). The real estate investment assets and structured finance investments (included in mortgages and notes receivable on the balance sheet), are operated through us and our wholly owned qualified REIT subsidiaries. We directly and indirectly, through investment interests, acquire, own, invest in, manage and develop primarily retail properties that are generally leased to established tenants under long-term commercial net leases (“Investment Properties”). As of December 31, 2005, we owned 524 Investment Properties, with an aggregate gross leasable area of 9,227,000 square feet, located in 41 states and leased to established tenants, including Academy, Barnes & Noble, Best Buy, Susser (Circle K), CVS, Eckerd, OfficeMax, The Sports Authority and the United States of America. In addition to the Investment Properties, as of December 31, 2005, we had $27,805,000 and $55,184,000 in structured finance investments and mortgage residual interest assets, respectively.
     The Inventory Assets are operated through our wholly owned qualified REIT subsidiaries as well as our taxable REIT subsidiaries and their majority-owned and controlled subsidiaries (the “TRS”). The TRS, directly and indirectly, through investment interests, owns real estate primarily for the purpose of selling the real estate to purchasers who are looking for replacement like-kind exchange property or to other purchasers with different investment objectives (“Inventory Properties”). The TRS develops Inventory Properties (“Development Properties”) and also acquires existing Inventory Properties (“Exchange Properties”). As of December 31, 2005, the TRS owned 17 Development Properties (one completed, 12 under construction, and four land parcels) and 46 Exchange Properties.

      Our address and phone number are:
Commercial Net Lease Realty, Inc.
450 S. Orange Avenue
Suite 900
Orlando, Florida 32801
(407) 265-7348
USE OF PROCEEDS
          We will receive proceeds from the sale of common stock that the plan administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the plan administrator purchases in the open market or in privately negotiated transactions. We intend to use the net proceeds from our sale of common stock that the plan administrator purchases directly from us for future acquisitions of properties, repayment of debt and general corporate purposes. We cannot estimate either the number of shares of common stock or the prices of the shares that we will sell in connection with the plan.
TERMS AND CONDITIONS OF THE PLAN
          The following questions and answers explain and constitute our Dividend Reinvestment and Stock Purchase Plan, which we refer to as the “plan,” as in effect beginning February 28, 2006. If you decide not to participate in the plan, you will receive cash dividends, as declared and paid in the usual manner.
PURPOSE
1.	What is the purpose of the plan?
          The primary purpose of the plan is to provide current stockholders and interested new investors with an economical and convenient way to increase their investment in Commercial Net Lease Realty. Current stockholders are permitted to invest cash dividends in common stock without paying any brokerage commission or service charge and at a discount from the market price. Current stockholders and new investors also may invest optional cash payments in common stock at market price and without paying any brokerage commission or service charge.
          We may also use the plan to raise additional capital through the sale each month of a portion of the shares available for issuance under the plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be made through our ability to waive limitations on the maximum amount of any optional cash payments.
          The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions which engage in short-term trading activities that could cause aberrations in the overall trading volume of our common stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price for common stock acquired through the reinvestment of dividends under the plan. These transactions may cause fluctuations in the trading volume of our common stock. We reserve the right to modify, suspend or terminate participation in this plan by otherwise eligible holders of common stock in order to eliminate practices which are not consistent with the purposes of the plan.
OPTIONS AVAILABLE TO PARTICIPANTS
Information on how to participate in the plan is set forth in Questions 5 through 13.
2.	What are my investment options under the plan?
          Once enrolled in the plan, you may purchase common stock through the following investment options.

          Dividend Reinvestment Program. Current holders of common stock and interested new investors that are not currently stockholders and who agree to make an initial investment in common stock, may elect to have all, a portion or none of their cash dividends paid on their common stock automatically reinvested in common stock through the dividend reinvestment program. Cash dividends are paid on common stock when and as declared by our Board of Directors, generally on a quarterly basis. Subject to the availability of common stock registered for issuance under the plan, there is no limitation on the amount of dividends you may reinvest under the dividend reinvestment program.
          Share Purchase Program. Each month, current holders of common stock, and interested new investors that are not currently stockholders and who agree to make an initial investment in common stock, may elect to invest optional cash payments in common stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000. You may elect to make optional cash payments through automatic deductions from your banking or checking accounts. We may, at our discretion, waive the maximum limit upon your written request. See Question 20 to learn how to request a waiver. You may make optional cash payments each month even if dividends on your shares are not being reinvested and even if a dividend has not been declared. You may, but are not required to, enroll any common stock purchased through the plan into the dividend reinvestment program. (To designate these shares for participation in the dividend reinvestment program, make the appropriate election on the authorization form described in Question 12.)
3.	How can I change my investment options?
          You may change your investment options at any time by requesting a new authorization form and returning it to the plan administrator at the address set forth in Question 7. Any authorization form which is returned to the plan administrator to change your investment options will be effective in accordance with the schedule described in Question 11.
ADVANTAGES AND DISADVANTAGES
4.	What are the advantages and disadvantages of the plan?
          Before deciding whether to participate in the plan, you should consider the following advantages and disadvantages of the plan.
          Advantages.
•	The plan provides you with the opportunity to reinvest cash dividends paid on all or a portion of your common stock toward the purchase of additional common stock at a discount from the market price of the common stock (currently 1%).

•	The plan provides you with the opportunity to make monthly investments of optional cash payments, subject to a minimum of $100 and a maximum of $10,000 (unless the maximum limit is waived by us), for the purchase of common stock at the market price. In addition, you have the flexibility to make these optional cash investments on a regular or occasional basis.

•	There are no costs associated with the plan that you must pay, except for certain costs if you decide to sell common stock you purchased through the plan (see Question 26 for a description of these costs). You will not pay brokerage commissions or service fees to purchase common stock through the plan.

•	As noted above, you will have the convenience of having all or a portion of your cash dividends automatically reinvested in additional common stock. In addition, since the plan administrator will credit fractional common stock to your plan account, you will receive full investment of your dividends. (See Questions 16 and 23.)

•	You will have the option of having your stock certificates held for safekeeping by the plan administrator, insuring your protection against loss, theft or destruction of the certificates representing your common stock.

•	You will simplify your record keeping by receiving periodic statements which will reflect all current activity in your plan account, including purchases, sales and latest balances. (See Question 22.)

•	At any time, you may direct the plan administrator to sell or transfer all or a portion of the common stock held in your plan account. (See Question 26.)
          Disadvantages.
•	No interest will be paid by us or the plan administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000 (unless this upper limit has been waived), are subject to return to you without interest. Moreover, purchases above the $10,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the threshold price, if any (see Question 20), is not met.

•	You may not know the actual number of shares of common stock that you have purchased until after the investment date.

•	Your participation in the dividend reinvestment program will result in your being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the market price, whether or not discounted) of the common stock on the date actually acquired from us. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•	If you elect to make optional cash payments, you will be treated, for federal income tax purposes, as having received a distribution equal to the excess, if any, of the fair market value of the common stock on the date actually acquired from us over the amount of your optional cash payment. In addition, you will be treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•	Sales of common stock credited to your plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the plan administrator (if you request the plan administrator to make such sale), plus any brokerage commission and any applicable stock transfer taxes on the sales. (See Question 26.)

•	Sales of common stock credited to your plan account may take up to 10 business days to process.

•	You cannot pledge common stock deposited in your plan account until the shares are withdrawn from the plan.
ADMINISTRATION AND PLAN ADMINISTRATOR
5.	Who administers the plan?
          We have appointed Wachovia Bank, N.A. to be the plan administrator.
6.	What are the responsibilities of the plan administrator?
          The plan administrator’s responsibilities include:
•	administration of the plan;

•	acting as your agent;

•	keeping records of all plan accounts;

•	sending statements of activity to each participant;

•	purchasing and selling, on your behalf, all common stock under the plan; and

•	the performance of other duties relating to the plan.
          Holding Shares. If you purchase shares through optional cash payments and do not choose to have the dividends that are paid with respect to these shares reinvested, you must indicate that the shares are not to be reinvested and request a stock certificate. The plan administrator will hold any shares you choose to enroll in the dividend reinvestment program and will register them in the plan administrator’s name (or that of its nominee) as your agent.
          Receipt of Dividends. As record holder for the plan shares, the plan administrator will credit the dividends accrued on your plan shares as of the dividend record date to your plan account on the basis of whole or fractional plan shares held in such account and will automatically reinvest such dividends in additional common stock. Any remaining portion of cash dividends not designated for reinvestment will be sent to you.
          Other Responsibilities. The plan administrator also acts as dividend disbursing agent, transfer agent and registrar for our common stock. If the plan administrator resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.
7.	How do I contact the plan administrator?
          You should send all correspondence with the administrator to:
Wachovia Bank, N.A.
Shareholder Services Group
1525 West W.T. Harris Blvd., 3C3
Charlotte, North Carolina 28262-8522
          Please mention Commercial Net Lease Realty, Inc. and this plan in all correspondence. In addition, you may call the plan administrator at 800-829-8432 or contact the plan administrator via the Internet at www.wachovia.com/equityassistlogin.
PARTICIPATION
          For purposes of this section, responses are generally directed (a) to existing stockholders according to the method by which their shares are held, or (b) to investors who are not currently stockholders but would like to make an initial purchase of common stock to become a participant.
          Existing stockholders are either “record owners” or “beneficial owners.” You are a record owner if you own common stock in your own name. You are a beneficial owner if you own common stock that is registered in a name other than your own name (for example, the shares are held in the name of a broker, bank or other nominee). A record owner may participate directly in the plan. If you are a beneficial owner, however, you will either have to become a record owner by having one or more shares transferred into your name or coordinate your participation through the broker, bank or other nominee in whose name your shares are held.
8.	Who is eligible to participate?
          The following persons are eligible to participate in the plan:
          Record Owners. All record owners (stockholders whose shares are held in their name on the records kept by our transfer agent) of common stock are eligible to participate directly in this plan.
          Beneficial Owners. Beneficial owners (stockholders whose shares are held in the name of a broker, bank or other nominee on the records kept by our transfer agent) of common stock may participate in two ways. A beneficial owner may participate directly by becoming a record owner by having one or more shares transferred into his or her name from that of the applicable broker, bank or other nominee. Alternatively, a beneficial owner may seek to arrange with the broker, bank or other nominee that is the record owner of his or her shares to participate on the beneficial owner’s behalf.
          Non-Stockholders. Individuals who do not presently own any common stock (as either a record owner or beneficial owner) may participate in the plan by making an initial cash purchase of common stock through the plan’s stock purchase program.
9.	Are there limitations on participation in the plan other than those described above?
          Foreign Law Restrictions. You may not participate in the plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you are a citizen or resident of a country other than the United States, you should confirm that by participating in the plan you will not violate local laws governing, among other things, taxes, currency and exchange controls, stock registration and foreign investments.
          REIT Qualification Restrictions. In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code). We may terminate, by written notice at any time, any participant’s individual participation in the plan if such participation would be in violation of the restrictions contained in our Articles of Incorporation or Bylaws, as amended from time to time. These restrictions prohibit any stockholder, directly or indirectly, from beneficially owning more than 9.8% in value of our outstanding capital stock. Any attempted transfer or acquisition of capital stock that would create a direct or indirect ownership of capital stock in excess of this limit or otherwise result in our disqualification as a REIT will be null and void. Our Articles of Incorporation provide that capital stock subject to this limitation is subject to various rights that we have to enforce this limitation, including conversion of the shares into nonvoting stock and transfer to a trust. This summary of the ownership limitation is qualified in its entirety by reference to our Articles of Incorporation. We reserve the right to invalidate any purchases made under the plan that we determine, in our sole discretion, may violate the 9.8% ownership limit. Any grant of a request for waiver of the maximum monthly optional cash purchase will not be deemed to be a waiver of such ownership limits.
          Exclusion from Plan for Short-Term Trading or Other Practices. You should not use the plan to engage in short-term trading activities that could change the normal trading volume of the common stock. If you do engage in short-term trading activities, we may prevent you from participating in the plan. We reserve the right to modify, suspend or terminate participation in the plan, by otherwise eligible holders of common stock, in order to eliminate practices which we determine, in our sole discretion, are not consistent with the purposes or operation of the plan or which may adversely affect the price of the common stock.
          Restrictions at Our Discretion. In addition to the restrictions described above, we reserve the right to prevent you from participating in the plan for any other reason. We have the sole discretion to exclude you from or terminate your participation in the plan.
10.	How do I enroll in the plan?
          Record Owners. Record owners may join the plan by completing and signing an authorization form (see Question 12) and returning it to the plan administrator, or by following the enrollment procedures specified on the plan administrator’s website at www.wachovia.com/equityassistlogin. Authorization forms may be obtained at any time by written request, by telephoning the plan administrator at the address and telephone number provided in Question 7, or via the Internet at the plan administrator’s website at www.wachovia.com/equityassistlogin.
          Beneficial Owners. Beneficial owners who wish to join the plan must instruct their broker, bank or other nominee to arrange participation in the plan on the beneficial owner’s behalf. The broker, bank or other nominee should then make arrangements with its securities depository and the securities depository will provide the plan administrator with the information necessary to allow the beneficial owner to participate in the plan.
          To facilitate participation by beneficial owners, we have made arrangements with the plan administrator to reinvest dividends and accept optional cash payments under the stock purchase program by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. If you are an interested beneficial owner, be sure that your broker, bank or other nominee passes along the proceeds of any applicable discount to your account.
          Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be reregistered by the broker, bank or other nominee in the beneficial owner’s own name as record owner in order to participate directly in the plan.
          Non-Stockholders. Non-stockholders may join the plan as a record owner by making an initial investment in an amount of at least $100 and up to a maximum of $10,000 (unless we specifically waive the maximum limit). The non-stockholder should complete the portions of the authorization form for a non-stockholder wishing to become a participant and should designate the amount of the initial purchase of common stock. At the same time, the new participant may designate all or none of the purchased shares to be enrolled in the dividend reinvestment program. The authorization form should be returned to the plan administrator, with payment, on or before the applicable dates described in Question 11. The non-stockholder may also follow the enrollment procedures specified on the plan administrator’s website at www.wachovia.com/equityassistlogin to join the plan. Online enrollment should be completed on or before the applicable dates described in Question 11.
          Optional Cash Payments through Automatic Deductions. You may elect to have optional cash payments made through electronic fund transfers by completing an automatic cash investment application, which is available from the plan administrator at the address and telephone number provided in Question 7, or by logging on to www.wachovia.com/equityassistlogin, and providing both your bank account number and your bank’s routing number. The automatic cash investment application must be accompanied by a voided bank check or deposit slip for the account from which you authorize the plan administrator to draw the funds. Once the application is received and processed (which normally takes approximately two business days) funds will automatically be deducted from the designated account on the tenth business day prior to each investment date and will be invested on such investment date. In addition, you can also choose to invest monthly through automatic deductions. Automatic deductions are subject to the same monthly dollar maximum and minimum as other optional cash payments.
11.	When will my participation in the plan begin?
          If you are a current stockholder and your authorization form (see Question 12) is received by the plan administrator at least two business days before the record date established for a particular dividend, reinvestment will commence with that dividend. If your authorization form is received less than two business days before the record date established for a particular dividend, reinvestment will begin on the dividend payment date following the next record date if you are, or your broker, bank or other nominee is, still a record owner. Additionally, if you have submitted your authorization form and thus, are enrolled in the plan and you wish to make optional cash payments to purchase shares under the stock purchase program, the plan administrator must receive full payment by one business day before the relevant investment date.
          In the case of current non-stockholders making an initial investment, both the authorization form and full payment of their designated initial investment must be received by three business days before the relevant investment date.
          Once you enroll in the plan, you will remain enrolled in the plan until you withdraw from the plan, we terminate your participation in the plan or we terminate the plan.
12.	What does the authorization form provide?
          The authorization form appoints the plan administrator as your agent and directs us to pay to the plan administrator, on the applicable record date the cash dividends on your common stock that are enrolled in the dividend reinvestment program, including all whole and fractional common stock that are subsequently credited to your plan account, as they are added with each reinvestment or optional cash purchase designated for reinvestment. These cash dividends with respect to shares enrolled in the dividend reinvestment program will be automatically reinvested by the plan administrator in common stock. Any remaining cash dividends not enrolled in the dividend reinvestment program will be paid directly to you.
          Additionally, the authorization form directs the plan administrator to purchase common stock with your optional cash payments, if any, and whether to enroll all or none of such purchased shares in the dividend reinvestment program.

          The authorization form provides for the purchase of initial or additional common stock through the following investment options:
•	“Full Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on all common stock then or subsequently registered in your name, and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

•	“Partial Dividend Reinvestment” — If this option is elected, the plan administrator will apply all cash dividends on only the number of shares of common stock then or subsequently registered in your name and specified on the authorization form and all cash dividends on all plan shares (except as otherwise directed under “Optional Cash Payments” below), together with any optional cash payments, toward the purchase of additional plan shares.

•	“Optional Cash Payments” — If this option is elected, the plan administrator will apply any optional cash payments made by you to the purchase of additional shares of common stock in accordance with the plan and will apply dividends on such additional plan shares.
          Unless you designate all or none of your new plan shares for enrollment in the dividend reinvestment program, you will be enrolled as having selected the full dividend reinvestment option. In addition, if you return a properly executed authorization form to the plan administrator without electing an investment option, you will be enrolled as having selected the full dividend reinvestment option.
          You may select any one of the options desired, and the designated options will remain in effect until you specify otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan in favor of receiving cash dividends or in order to sell your common stock, or until the plan is terminated.
13.	What does the plan administrator’s website provide?
          Instead of submitting an authorization form (see Question 12), you can participate in the plan by accessing the plan administrator’s website at www.wachovia.com/equityassistlogin. You may do the following online:
•	enroll or terminate your participation in the plan,

•	make initial and additional purchases of common stock,

•	sell shares of common stock,

•	request a stock certificate for non-fractional shares of common stock held in your plan account, and

•	view your account history and balances
PURCHASES AND PRICES OF SHARES
14.	How does the stock purchase program work?
          All current record owners and non-stockholders who have timely submitted signed authorization forms or online requests via www.wachovia.com/equityassistlogin indicating their intention to participate in this program of the plan, and beneficial owners whose brokers, banks or other nominees have timely submitted authorization forms or online requests via www.wachovia.com/equityassistlogin indicating their intention to participate in this program, are eligible to make optional cash payments during any month, whether or not a dividend is declared. Each month the plan administrator will apply any optional cash payment received from a participant by the deadline described below to the purchase of additional common stock for the account of the participant on the following investment date and will enroll all such shares in the dividend reinvestment program unless the participant requests that such shares not be subject to the dividend reinvestment program.
          Deadline for Submitting Optional Cash Payments. Optional cash payments will be invested every month on the related investment date, which will generally be the 15th of each month or, if such date is not a business day, the first busi-

ness day thereafter (See Question 18). The deadline for submitting optional cash payments is two business days prior to the relevant investment date.
          Each month the plan administrator will apply an optional cash payment for which funds are timely received to the purchase of common stock for your account on the next investment date. In order for funds to be invested on the next investment date, the plan administrator must have received a check, money order or wire transfer by the deadline for submitting optional cash payments. Checks and money orders are accepted subject to timely collection as funds and verification of compliance with the terms of the plan. Checks or money orders should be made payable to “Wachovia Bank, N.A. — Commercial Net Lease Realty, Inc. DRSPP.” Checks returned for any reason will not be resubmitted for collection.
          No Interest on Optional Cash Payments. No interest will be paid by us or the plan administrator on optional cash payments pending investment. Since no interest is paid on cash held by the plan administrator, it normally will be in your best interest to defer optional cash payments until shortly before the deadline described above. Generally, optional cash payments received after the deadline will be held by the plan administrator and invested on the next investment date.
          Refunds of Uninvested Optional Cash Payments. Upon written request to the plan administrator received at least five business days prior to the deadline for submitting optional cash payments for the investment date with respect to which optional cash payments have been delivered to the plan administrator, your optional cash payments will be returned to you as soon as practicable. Requests received less than five business days prior to such date will not be returned but instead will be held by the plan administrator and invested on the next investment date.
          Additionally, optional cash payments will be returned by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined if the threshold price, if any, applicable to optional cash payments made pursuant to requests for waiver of the maximum limit on optional cash payments shall not have been met. (See Question 20.)
          Also, each optional cash payment, to the extent that it does not conform to the limitations described in Question 19 will be subject to return to you as soon as practicable.
15.	What will be the price of shares purchased under the plan?
          Purchase Price and Discounts. The purchase price of common stock under the plan depends on how you purchase the shares and on whether we issue new shares to you or the plan obtains your shares by purchasing them in the open market.
          With respect to reinvested dividends, the purchase price for common stock that the plan administrator purchases directly from us initially will be 99% of the “market price” of the common stock. With respect to optional cash payments of $10,000 or less, the purchase price for common stock that the plan administrator purchases directly from us initially will be 100% of the market price of the common stock. With respect to reinvested dividends, the discount from the market price for common stock that the plan administrator purchases directly from us may be changed by us from time to time, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any change in this discount. With respect to optional cash payments of $10,000 or less, the administrator may offer a discount to the market price for common shares that the plan administrator purchases directly from us, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. If you are a participant in the plan, you will be provided with at least 30 days’ prior written notice of any adoption of, or change in, this discount.
          With respect to reinvested dividends and optional cash payments of $10,000 or less, the purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the “average price per share” actually paid by the plan administrator, excluding any brokerage commissions. If you are a participant in the plan during a time when we are offering a discount from the market price for common stock purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us.

          With respect to optional cash payments greater than $10,000, the purchase price for common stock that the plan administrator purchases directly from us will be the market price of the common stock less a discount that we may elect to offer, provided that in no event will the discount exceed 5% of the average of the high and low trading prices on the applicable investment date. The market price for optional cash payments in excess of $10,000 is determined in the same manner as for optional cash payments of less than $10,000, except that we may set a threshold price that the market price of our common stock must exceed. We will refund the investment if the market price does not equal or exceed the threshold price. We will set the threshold price and any applicable discount, if any, five business days before the deadline for submitting optional cash purchases. Written notice of the threshold price and the applicable discount, if any, at any time will not be provided to you. You must call us to obtain the threshold price and applicable discount, if any.
          With respect to optional cash payments greater than $10,000, the purchase price for common stock that the plan administrator purchases from parties other than us, either in the open market or in privately negotiated transactions, will be 100% of the average price per share actually paid by the plan administrator, excluding any brokerage commissions.
          Optional cash investments of less than $100 and that portion of any optional cash investment in excess of the maximum monthly purchase limit of $10,000, unless we have waived such maximum limit, will be returned to you without interest.
          Each of the discounts, if any, is subject to change from time to time (but will not vary from the range of 0% to 5%) and is also subject to discontinuance at our discretion at any time based on a number of factors, including current market conditions, the level of participation in the plan and our current and projected capital needs. Except with respect to the discount applicable to optional cash payments in excess of the $10,000 limit, we will provide participants with at least 30 days’ prior written notice of a change in the applicable discount.
          Determination of “Market Price” and “Average Price Per Share.” For purposes of the calculation of the purchase price for shares purchased directly from us, “market price” is equal to the average of the daily high and low trading prices, computed to three decimal places, of the common stock on the New York Stock Exchange or other securities exchange where the common stock is traded, as reported in The Wall Street Journal, during the five (5) days on which the New York Stock Exchange or such other securities exchange is open and for which trades in our common stock are reported immediately preceding the relevant investment date, or, if no trading occurs in our common stock on one or more of such days, for the five (5) days immediately preceding the investment date for which trades are reported.
          For purposes of the calculation of the purchase price for shares purchased from parties other than us, either on the open market or in privately negotiated transactions, “average price per share” is equal to the weighted average of the actual prices paid, computed to three decimal places, for all of the common stock purchased with all participants” reinvested dividends and optional cash payments for the related month.
          Plan Administrator’s Control of Purchase Terms. When open market purchases are made by the plan administrator, these purchases may be made on any securities exchange where common stock is traded, in the over-the-counter market or by negotiated transactions, and may be subject to the terms with respect to price, delivery and other matters to which the plan administrator agrees. We do not, and you will not, have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the plan administrator; however, if you are a participant in the plan during a time when we are offering a discount from the market price for common stock purchased directly from us, you will be provided with at least 30 days’ prior written notice of a purchase from parties other than us. However, when open market purchases are made by the plan administrator, the plan administrator shall use its best efforts to purchase the shares at the lowest possible price.
16.	How will the number of shares purchased for my account be determined?
          Your account will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on your behalf, divided by the applicable discounted price per share, calculated pursuant to the methods described above, as applicable.
          The total amount to be invested will depend on the amount of any dividends paid on the number of shares you own and have designated for reinvestment, and the amount of any optional cash payments you have made and available for in-

vestment on the related investment date. Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.
17.	What is the source of common stock purchased under the plan?
          The plan administrator will purchase common stock either directly from us or from parties other than us, either on the open market or through privately negotiated transactions, or by a combination of the foregoing. We will determine the source of the common stock to be purchased under the plan after a review of current market conditions and our current and projected capital needs. We and the plan administrator are not required to provide any written notice to you as to the source of the common stock to be purchased under the plan.
18.	What are investment dates and when will dividends or other money be invested?
          Shares purchased under the plan will be purchased on the “investment date” in each month. The investment date with respect to the common stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from us, the quarterly dividend payment date declared by our Board of Directors or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment. The investment date for shares acquired pursuant to optional cash payments will be (i) if acquired directly from us, generally the 15th of each month or, if such date is not a business day, the first business day thereafter or (ii) in the case of open market purchases, as soon as practicable following the date or dates of actual investment.
          For the reinvestment of dividends, the record date is the record date declared by our Board of Directors for that dividend. Likewise, the dividend payment date declared by the Board of Directors constitutes the investment date. In the past, record dates for dividends generally have preceded the dividend payment dates by approximately 15 days. We historically have paid dividends on or about the 15th day of each February, May, August and November. We cannot assure you that we will pay dividends according to this schedule in the future, and nothing contained in the plan obligates us to do so. Neither we nor the plan administrator will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, prevent the plan administrator from buying common stock or interfere with the timing of purchases. We pay dividends as and when declared by our Board of Directors. We cannot assure you that we will declare or pay a dividend in the future, and nothing contained in the plan obligates us to do so. The plan does not represent a guarantee of future dividends.
          Shares will be allocated and credited to your plan accounts on the appropriate investment date.
          No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.
19.	What limitations apply to optional cash payments?
          For any investment date that you choose to make an optional cash payment, you must invest at least $100 but not more than $10,000. For purposes of these limitations, all plan accounts under common control, management or representation by a broker, bank or other nominee will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless we have waived such maximum limit, will be returned to you without interest after the applicable period in which the price of the common stock is determined.
20.	How do I make optional cash payments over the $10,000 maximum monthly amount?
          Request for Waiver. Optional cash payments in excess of $10,000 per month may be made only pursuant to a request for waiver approved by us. If you wish to submit an optional cash payment in excess of $10,000 for any investment date, you must obtain our prior written approval, and a copy of such written approval must accompany any such optional cash payment.
          At least five (5) business days prior to the applicable deadline for optional cash payments for an investment date, we will determine whether to establish a threshold price (as described below) and/or a discount applicable to optional cash payments in excess of the maximum. We will make this determination in our discretion after a review of such considera-

tions as transaction costs, current market conditions, the level of participation in the plan, and current and projected capital needs. You may ascertain whether a threshold price has been set or waived, and obtain the applicable discount, for the given month by telephoning our Investor Relations Department at (407) 650-3679.
          A request for waiver must then be received by us by U.S. mail or facsimile at (407) 650-1044 for that month at least four (4) business days before the deadline for submitting optional cash payments. We will notify you if the request for waiver has been approved no later than two business days prior to the deadline for submitting optional cash payments. Please refer to Question 14 for further procedural details with respect to submitting timely payments.
          Threshold Price. We may establish, for any period in which the price of the common stock is determined, a minimum price applicable to optional cash payments made pursuant to requests for waiver of the $10,000 limit on optional cash payments. We will state any threshold price as a dollar amount that market price of the common stock on the New York Stock Exchange as described in Question 16 must equal or exceed. If the threshold price is not satisfied, optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments will be returned to you by check, without interest, as soon as practicable after the applicable period in which the price of the common stock is determined.
          The establishment of a threshold price and the possible return of the investment applies only to optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments. Setting a threshold price for a period will not affect the setting of a threshold price for any subsequent period. We and the plan administrator are not required to provide any written notice to you as to the threshold price for any period, although we will respond to your request for that information as described above.
          Waiver Discount. Each month we may establish a discount from the market price applicable only to optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments. This discount may be between 0% and 5% of the purchase price and may vary each month. Once established for a particular month, this discount will apply uniformly to all optional cash payments made pursuant to an approved request for waiver of the $10,000 limit on optional cash payments for that month. Setting such a discount for a particular month will not affect the setting of a discount for any subsequent month. This discount will apply to the entire optional cash payment and not just to the portion that exceeds $10,000.
          The establishment of such a discount applies only to optional cash payments made pursuant to a request for waiver of the $10,000 limit on optional cash payments. All other optional cash payments will currently be made at the market price subject to any discount offered as described in Question 15 and shall not be subject to any discount established pursuant to the preceding paragraph.
          Our Rights Regarding Approval of Waiver Requests. We have sole discretion whether to grant any approval for optional cash payments in excess of the allowable maximum amount. In deciding whether to approve your request for a waiver, we will consider a variety of relevant factors including, but not limited to:
•	transaction costs;

•	whether, at the time of the request, the plan administrator is acquiring newly issued shares directly from us or acquiring shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining these additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply;

•	the extent and nature of your prior participation in the plan;

•	the number of shares of common stock you hold of record or beneficially; and

•	the aggregate amount of optional cash payments in excess of $10,000 for which requests for waiver have been submitted.

          If requests for waiver are submitted for any investment date for an aggregate amount in excess of the amount we are then willing to accept, we may honor these requests in order of receipt, pro rata or by any other method that we determine to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved requests for waiver.
21.	Will I incur expenses in connection with my participation under the plan?
          You will not pay brokerage commissions or service fees to purchase common stock through the plan. We will pay all other costs of administration of the plan. Additionally, if you elect to send certificates for any other of our common stock that you own to the plan administrator for safekeeping, you must include a letter of instruction stating such, there is no fee for this service. However, if you request that the plan administrator sell all or any portion of your shares, you will incur fees as described under Question 26 below.
REPORTS TO PARTICIPANTS
22.	How will I keep track of my investments?
          You will receive a statement of your account following each purchase of additional shares, whether by reinvestment of dividends or by optional cash payments. This detailed statement will provide you with the following information with respect to your plan account:
•	total number of shares of common stock purchased, including fractional shares;

•	price paid per share of common stock;

•	date of stock purchases; and

•	total number of shares of common stock in your plan account.
          You should retain these statements to determine the tax cost basis of the shares purchased for your account under the plan. In addition, you will receive copies of other communications sent to our stockholders, including our annual report to stockholders, the notice of annual meeting and proxy statement in connection with our annual meeting of stockholders and Internal Revenue Service information for reporting dividends paid.
          You can also view your account history and balance online by accessing the plan administrator’s website at www.wachovia.com/equityassistlogin.
DIVIDENDS ON FRACTIONS OF SHARES
23.	Will I be credited with dividends on fractions of shares?
          Yes. Any fractional share held in your plan account (see Question 16) that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common stock.
CERTIFICATES FOR SHARES
24.	Will I receive certificates for shares purchased?
          Safekeeping of Certificates. Normally, common stock purchased for you under the plan will be held in the name of the plan administrator or its nominee. The plan administrator will credit the shares to your plan account in “book-entry” form. This service protects against loss, theft or destruction of certificates evidencing common stock.
          You may also elect to deposit with the plan administrator certificates for other shares of common stock that you own and that are registered in your name for safekeeping under the plan without charge. The plan administrator will credit the common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your plan account. In addition to protecting against the loss, theft or destruc-

tion of your certificates, this service is convenient if and when you sell common stock through the plan. Because you bear the risk of loss in sending certificates to the plan administrator, you should send certificates by registered mail, return receipt requested, and properly insured to the address specified in Question 7 above.
          Issuance of Certificates. No certificates will be issued to you for shares in the plan unless you submit a written request to the plan administrator or until your participation in the plan is terminated. At any time, you may request the plan administrator to send a certificate for some or all of the whole shares credited to your account. This request should be mailed to the plan administrator at the address set forth in the answer to Question 7 or made via the Internet at www.wachovia.com/equityassistlogin. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to your plan account. Certificates for fractional shares will not be issued under any circumstances.
25.	In whose name will certificates be registered when issued?
          Your plan account will be maintained in the name in which your certificates were registered at the time of your enrollment in the plan. Stock certificates for those shares purchased under the plan will be similarly registered when issued upon your request. If your shares are held through a broker, bank or other nominee, such request must be placed through your broker, bank or other nominee.
SALE OF SHARES
26.	How do I sell shares held in my plan account?
          You may contact the plan administrator to sell all or any part of the shares held in your plan account. After receipt of your request, the plan administrator will sell the shares through a designated broker or dealer. The plan administrator will mail to you a check for the proceeds of the sale, less applicable brokerage commissions, service charges and any taxes. The plan administrator will sell shares within ten business days of receipt of the sale request, at then current market prices through one or more brokerage firms. If you sell or transfer only a portion of the shares in your plan account, you will remain a participant in the plan and may continue to make optional cash investments and reinvest dividends. The plan administrator will continue to reinvest the dividends on the shares credited to your account unless you notify the plan administrator that you wish to withdraw from the plan.
          The plan requires you to pay all costs associated with the sale of your shares under the plan. You will receive the proceeds of the sale, less a $15 service fee per transaction and a $0.10 per share brokerage commission paid to the plan administrator and any other applicable fees.
          If the plan administrator sells all shares held in your plan account, the plan administrator will automatically terminate your account. In this case, you will have to complete and file a new Authorization Form to rejoin the plan.
WITHDRAWALS AND TERMINATION
27.	When may I withdraw from the plan?
          You may withdraw from the plan with respect to all or a portion of the shares held in your plan account at any time. If the request to withdraw is received prior to a dividend record date set by our Board of Directors for determining stockholders of record entitled to receive a dividend, the request will be processed on the first business day following receipt of the request by the plan administrator.
          If the request to withdraw is received by the plan administrator on or after a dividend record date, but before the payment date, the plan administrator, in its sole discretion, may delay the withdrawal until after the payment date, at which time the dividend will be reinvested in shares for your plan account. The request for withdrawal will then be processed as promptly as possible following the dividend payment date. All dividends paid subsequent to that dividend payment date will be paid in cash unless you re-enroll in the plan, which you may do at any time.
          Any optional cash payments which have been sent to the plan administrator prior to a request for withdrawal will also be invested on the next investment date unless you expressly request return of that payment in the request for with-

drawal, and the request for withdrawal is received by the plan administrator at least five business days prior to the business day before the start of the five-day period in which the price of the common stock is determined.
28.	How do I withdraw from the plan?
          If you wish to withdraw from the plan with respect to all or a portion of the shares in your plan account, you must notify the plan administrator in writing at its mailing address or via its Internet address specified in the answer to Question 7. Upon your withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to your account under the plan will be issued free of charge. A cash payment will be made for any fraction of a share.
          Upon withdrawal from the plan, you may also request in writing that the plan administrator sell all or part of the shares credited to your plan account. (See Question 26.)
OTHER INFORMATION
29.	What are some of the tax consequences of my participation in the plan?
          You are encouraged to consult your personal tax advisor with specific reference to your own tax situation and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of dividends and purchase of shares under the plan, your tax basis and holding period for shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and does not constitute tax advice.
          Tax Consequences of Dividend Reinvestment Program. The following discussion summarizes certain federal income tax considerations that may be relevant to a person who elects to participate in the dividend reinvestment program under the plan.
          If you participate in the dividend reinvestment program under the plan, you will be treated for federal income tax purposes as having received, on the investment date, a distribution in an amount equal to the fair market value of the shares on the date the shares were acquired with reinvested dividends. You will also be treated as having received an additional distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us, either on the open market or in privately negotiated transactions. Such shares will have a tax basis equal to the fair market value of the shares on the date the shares were acquired plus your pro rata share of any brokerage fees paid by us. For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to the average of the high and low sale prices of shares on the related investment date. The trading value on that specific date may vary from the market price determined under the plan for such shares.
          Such distributions will be taxable as dividends to the extent of our current or accumulated earnings and profits. To the extent the distributions are in excess of our current or accumulated earnings and profits, the distributions will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distributions in excess of your tax basis, if any, will be taxable as gain realized from the sale of your shares. In addition, if the Company designates part or all of its distributions as capital gain distributions, those designated amounts will be treated by you as long-term capital gains.
          Example 1:
          The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 1% discount from the market price where the fair market value for tax purposes is the same as the market price determined under the plan for such shares.

Cash dividends reinvested	$100.00
Assumed Market Price per share*	$20.00
Less: 1% discount per share	$(0.20)
Net purchase price per share	$19.80
Number of shares purchased ($100.00/$19.80)	5.0505
Total taxable distributions resulting from transaction and tax basis (20.00 X 5.0505)**	$101.01

*	This price is assumed for illustrative purposes only, and will vary with the market price of the common stock.

**	Assumes fair market value (average trading price) on investment date also equals $20.00.
          Tax Consequences of the Stock Purchase Program. If you participate in the stock purchase program under the plan, you will be treated for federal income tax purposes as having received, on the investment date, a distribution equal to the excess, if any, of the fair market value of the common stock on this date over the amount of your optional cash payment. In addition, you will treated as having received a distribution equal to your pro rata share of any brokerage commissions paid by us in connection with the purchase of common stock by the plan administrator from parties other than us. These distributions will be taxable as dividends to the extent of our earnings and profits. Shares acquired through the stock purchase program under the plan should have a tax basis equal to the amount of the payment plus the pro rata amount of any brokerage commissions paid by us that is includible in your taxable income and the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. The fair market value on an investment date may differ from the market price determined under the plan for such shares.
          Example 2:
          The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 0% discount from the market price where the fair market value for tax purposes differs from the market price determined under the plan for such shares and where you also are enrolled in the dividend reinvestment program.

Optional cash payment	$100.00
Assumed Market Price per share*	$20.00
Less: 0% discount per share	$(0.00)
Net purchase price per share	$20.00
Number of shares purchased ($100.00/$20.00)	5.00
Total taxable dividend resulting from transaction (5.00 X $20.50 - $100.00)**	$2.50

*	This price is assumed for illustrative purposes only, and will vary with the market price of common stock.

**	This example assumes a fair market value (average trading price) on the investment date of $20.50.
          Your holding period for shares acquired pursuant to either program under the plan will begin on the day following the investment date. Dividends received by corporate stockholders will not be eligible for the dividends received deduction.
          You will not realize any taxable income upon receipt of certificates for whole shares credited to your account, either upon your request for certain of those shares or upon termination of participation in the plan. You will realize gain or loss upon the sale or exchange of shares acquired under the plan. You will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to your account. The amount of any such gain or loss will be the difference between the amount that you received for the shares or fractional share equivalent and the tax basis thereof.
          Income Tax Withholding and Administrative Expense. If you are a foreign shareholder whose dividends are subject to United States income tax withholding or a domestic shareholder whose dividends are subject to backup withholding taxes, the plan administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Amounts withheld from dividends will be paid to the United States Treasury and the affected participants will be advised of the amount withheld.

          Foreign stockholders who elect to make optional cash payments only will continue to receive regular cash dividends on shares registered in their names in the same manner as if they were not participating in this plan. Funds for optional cash payments must be in United States dollars and will be invested in the same way as payments from other participants.
          Based on a series of recent private rulings issued by the IRS, we intend to take the position that administrative expenses of the plan paid by us are not considered to be distributions to participants.
30.	May shares in my account be pledged?
          You may not pledge any of the common stock in your plan account. Any attempted pledge of these shares will be void. If you wish to pledge shares, you must first withdraw them from the plan.
31.	If we issue rights to purchase securities to the holders of common stock, how will the rights on plan shares be handled?
          In the event that we make available to the holders of our common stock rights to purchase additional shares of common stock or any other securities, the plan administrator will sell these rights (if the rights are saleable and detachable from the common stock) accruing to common stock held by the plan administrator for you and invest the proceeds in additional shares of common stock on the next dividend payment date for the common stock. In the event these rights are not saleable or detachable, the plan will hold the rights for your benefit. If you wish to receive directly any of these rights, you may do so by sending to the plan administrator, at least five business days before the rights offering record date, a written request that certificates for shares in your account be sent to you.
32.	What happens if we declare a dividend payable in shares or declare a share split?
          Any dividend payable in shares and any additional shares distributed by us in connection with a share split in respect of shares credited to your plan account will be added to that account. Share dividends or split shares which are attributable to shares registered in your own name and not in your plan account will be mailed directly to you as in the case of stockholders not participating in the plan.
33.	How will shares held by the plan administrator be voted at meetings of stockholders?
          If you are a record owner, you will receive a proxy card covering both directly held shares and shares held in the plan. If you hold your shares through a broker, bank or other nominee, you should receive a proxy covering shares held in the plan from your broker, bank or other nominee.
          If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of your shares will be voted in accordance with recommendations of our Board of Directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in your name may be voted only by you and only in person.
34.	What are our responsibilities and those of the plan administrator under the plan?
          We, any of our agents and the plan administrator, will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, without limitation, any claim of liability (i) arising out of failure to terminate your account upon your death or judgment of incompetence prior to the plan administrator’s receipt of notice in writing of such death or judgment of incompetence, (ii) with respect to the price at which shares are purchased and/or the times when such purchases are made, or (iii) relating to any fluctuation in the market value of the common stock.
          We, any of our agents and the plan administrator, will not have any duties, responsibilities or liabilities other than those expressly set forth in the plan or as imposed by applicable laws, including federal securities laws. Since the plan administrator has assumed all responsibility for administering the plan, we specifically disclaim any responsibility for any of the plan administrator’s actions or inactions in connection with the administration of the plan. None of our directors, officers, employees or stockholders will have any personal liability under the plan.
          We, any of our agents and the plan administrator, will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.
35.	What will be my responsibilities under the plan?
          Your plan shares may revert to the state in which you live in the event that the shares are deemed, under your state’s laws, to have been abandoned by you. For this reason, you should notify the plan administrator promptly in writing of any change of address. The plan administrator will address account statements and other communications to you at the last address of record you provide to the plan administrator.
          You will have no right to draw checks or drafts against your plan account or to instruct the plan administrator with respect to any common stock or cash held by the plan administrator except as expressly provided herein.
36.	May the plan be changed or discontinued?
          Yes. We may suspend, terminate, or amend the plan at any time. Notice will be sent to you of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after we take such an action. We may also substitute another agent in place of the current plan administrator at any time; you will be promptly informed of any such substitution. We will determine any questions of interpretation arising under the plan and any such determination will be final.
37.	Are there any risks associated with the plan?
          Your investment in shares held in your plan account is no different from your investment in shares held directly. Neither we nor the plan administrator can assure you a profit or protect you against a loss on the shares that you purchase. You bear the risk of any loss and enjoy the benefits of any gain from market price changes with respect to such shares.
38.	How will you interpret and regulate the plan?
          We will interpret, regulate and take any other action in connection with the plan that we deem reasonably necessary to carry out the plan. We may adopt rules and regulations to facilitate the administration of the plan. As a participant in the plan, you will be bound by any actions taken by us or the plan administrator.
39.	What law governs the plan?
          The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.
PLAN OF DISTRIBUTION
          Except to the extent the plan administrator purchases common stock in the open market or in privately negotiated transactions with third parties, the common stock acquired under the plan will be sold directly by us through the plan. We may sell our common stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These shares, including shares acquired through waivers granted with respect to the stock purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national security exchange or automated quotation system on which our common stock is traded or quoted, or in privately negotiated transactions. Our common stock is currently listed on the New York Stock Exchange. Under certain circumstances, it is expected that a portion of the common stock available for issuance under the plan will be issued pursuant to waivers granted with respect to the stock purchase program of the plan. The difference between the price owners who may be deemed to be underwriters pay us for shares of our common stock acquired under the plan, after deduction of the appli-

cable discount from the market price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by these owners in connection with such transactions.
          Subject to the availability of common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price acquired through the reinvestment of dividends and optional cash payments under the plan.
          Except with respect to sales of common stock relating to reinvested dividends, we will pay any and all brokerage commissions and related expenses incurred in connection with purchases of common stock under the plan. Upon your withdrawal from the plan by the sale of common stock held under the plan, you will receive the proceeds of such sale less a $15 service fee per transaction and a $0.10 per share brokerage commission to the plan administrator and any other applicable fees.
          Common stock may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
LEGAL MATTERS
          Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus under “Other Information —What are some of the tax consequences of my participation in the plan?” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Pillsbury Winthrop Shaw Pittman LLP.
EXPERTS
          The consolidated financial statements and schedules of Commercial Net Lease Realty, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein, and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Our report with respect to the consolidated financial statements refers to the implementation Financial Accounting Standards Board Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities” (FIN 46R).
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.
          The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act File No. 001-11290) from the date of this prospectus until we sell all of the securities under this prospectus as supplemented until we sell all of our common stock under our prospectus. Notwithstanding the foregoing, we do not incorporate any document or portion of a document that is “furnished” to the SEC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on February 27, 2006.

•	Current Report on Form 8-K dated February 3, 2006, filed with the SEC on February 8, 2006 (File No. 001-11290).

•	Current Report on Form 8-K dated February 8, 2006, filed with the SEC on February 14, 2006 (File No. 001-11290).

•	Current Report on Form 8-K dated February 9, 2006, filed with the SEC on February 15, 2006 (File No. 001-11290).

•	The description of the capital stock contained in the Registration Statement on Form 8-A filed with the SEC on July 22, 1992 (File No. 001-11290).
          You may request a copy of these filings at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:
Commercial Net Lease Realty, Inc.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Attention: Kevin B. Habicht
(407) 265-7348

          You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized anyone to provide you with any different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

COMMERCIAL NET LEASE REALTY, INC.
12,191,394 Shares
Common Stock
offered to stockholders
and other interested investors
solely in connection with the
DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

PROSPECTUS

February 28, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
          The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the common stock being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

Registration Fee — Securities and Exchange Commission	$28,903
Printing and Engraving Expenses	20,000
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	40,000
Miscellaneous (including listing fees)	10,000

Total	$103,903

Item 15. Indemnification of Directors and Officers
          Our articles of incorporation provide that the liability of our directors and officers for money damages shall be eliminated to the maximum extent permitted by Maryland law. Under current Maryland law, the directors are liable to us or our stockholders for money damages only for liability resulting from (i) acts or omissions committed in bad faith involving active and deliberate dishonesty that were material to the cause of action adjudicated, as established by a final judgment or (ii) actual receipt of an improper benefit or profit in money, property or services. Our articles of incorporation also provide that no amendment thereto may limit or eliminate this limitation of liability with respect to events occurring prior to the effective date of such amendment.
          Our articles of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Maryland law. Under current Maryland law, we will indemnify (i) any director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expense incurred by him in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (b) he actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, our bylaws require us to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer or any person who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, who is made a party to a proceeding by reason of his status as a director, officer, employee or agent, to the fullest extent provided by Maryland law. Current Maryland law provides that we shall have received, before providing any such payment or reimbursement, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by Maryland law and our bylaws and (ii) a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity.
Item 16. Exhibits

Number	Description
4.1
First Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference).

II - 1

Number	Description
4.2	Third Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 18, 2005, and incorporated herein by reference).

4.3
Specimen Certificate of Common Stock, par value $0.01 per share, of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement No. 1-11290 on Form 8-B and incorporated herein by reference).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered.

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters.

23.1*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1).

23.2*	Consent of KPMG LLP.

24	Power of Attorney (included on signature page).

99.1*	Form of Authorization Form.

99.2*	Form of Automatic Cash Investment Application.

*	Included with this filing.
Item 17. Undertakings.
          (a) The undersigned registrant hereby undertake:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser
          (i) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be a part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing information required by section 10(a) of the Securities Act of 1933 shall be deemed to be a part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on February 28, 2006.

COMMERCIAL NET LEASE REALTY, INC.

By:	/s/ Craig Macnab

Craig Macnab
President and Chief Executive Officer
POWER OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints each of Craig Macnab, Kevin B. Habicht and Julian E. Whitehurst as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933 with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE
/s/ Craig Macnab Craig Macnab	President and Chief Executive Officer and Director (principal executive officer)	February 28, 2006

/s/ Kevin B. Habicht Kevin B. Habicht	Executive Vice President, Chief Financial Officer, Assistant Secretary, Treasurer and Director (principal financial and accounting officer)	February 28, 2006

/s/ G. Nicholas Beckwith III	Director	February 28, 2006
G. Nicholas Beckwith III

/s/ Clifford R. Hinkle Clifford R. Hinkle	Director	February 28, 2006

/s/ Richard B. Jennings	Director	February 28, 2006
Richard B. Jennings

/s/ Ted B. Lanier Ted B. Lanier	Director	February 28, 2006

/s/ Robert C. Legler Robert C. Legler	Director	February 28, 2006

/s/ Robert Martinez Robert Martinez	Director	February 28, 2006

Index to Exhibits

Number	Description
4.1
First Amended and Restated Articles of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and incorporated herein by reference).

4.2	Third Amended and Restated Bylaws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated August 18, 2005, and incorporated herein by reference).

4.3
Specimen Certificate of Common Stock, par value $0.01 per share, of the Registrant (filed as Exhibit 3.4 to the Registrant’s Registration Statement No. 1-11290 on Form 8-B and incorporated herein by reference).

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered.

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters.

23.1*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1).

23.2*	Consent of KPMG LLP.

24	Power of Attorney (included on signature page).

99.1*	Form of Authorization Form.

99.2*	Form of Automatic Cash Investment Application.

*	Included with this filing.